Exhibit 99.1

Temecula Valley Bancorp Reports Full Year and Fourth Quarter 2008 Results

TEMECULA, Calif.--(BUSINESS WIRE)--February 3, 2009--Temecula Valley Bancorp Inc. (NASDAQ: TMCV):

  Full Year Net Loss of $16 Million Driven by Continued Aggressive Actions to Build Reserves
  Significant Progress Against Strategic Initiatives to Increase Capital, Diversify Loan Portfolios and Reduce Operating Expenses by $10 Million Annually
  Total Risk-Based Capital Ratio of 10.69% Exceeds Regulatory “Well-Capitalized” Minimum
  Total Assets Up 18% Over 2007
  SBA and Commercial Loans Increase; Percentage of Real Estate Construction Loans in Total Portfolio Continues to Decline

Temecula Valley Bancorp Inc. (NASDAQ: TMCV) today reported a net loss of $11.9 million, or $1.18 per share, for the fourth quarter of 2008, driven primarily by a $23.7 million provision for loan losses, compared to a net loss of $3.6 million, or $0.36 per share, in the immediate prior quarter and a net income of $3.1 million, or $0.30 per diluted share, for the fourth quarter of 2007. For the full year in 2008, following a $38.8 million provision for loan losses, the Company’s net loss totaled $16.0 million, or $1.60 per share, compared to earnings of $15.1 million, or $1.41 per diluted share for the full year in 2007.

“This quarter we have made strong progress on our new strategic initiatives to improve the operations of the bank and to strengthen the capital position of the Company,” said Frank Basirico, Chief Executive Officer. “Over the past few months, we completed staff reductions, implemented organizational changes and realigned our operating footprint to focus on our core markets in Southern California. This reduction in workforce, which included all levels of staff, is expected to generate more than $10 million in operating expense savings annually. While the current economic climate remains challenging, we have a clear strategy in place to continue reducing costs, further strengthen Temecula’s earnings capacity, provide excellent service to our customers and deliver long-term value for our shareholders.

“We have also engaged Stifel Nicolaus to assist us in exploring capital alternatives. We are working closely with them to determine the feasibility, structuring and potential terms for investment inquiries that we have received to date, should these opportunities progress,” Basirico continued. “Our primary goal in this effort is to put the bank in the best possible position to participate in any recapitalization programs that may be available while further strengthening our capital base so that we are well-prepared to weather any additional challenges in 2009.”

Temecula Valley Bancorp also provided additional details on progress the Company has made against its three-year strategic plan. To date, the Company has:

  Developed and implemented a capital plan to enhance capital ratios for the Bank and the Holding Company;
  Expanded and enhanced Board supervision of management, policies and objectives;
  Developed and implemented an asset disposition plan for classified assets to reduce nonperforming loans through collection and negotiations with delinquent borrowers, and to document the improved methodology of the loan loss reserve policy;
  Developed a plan to systematically diversify its loan portfolio and reduce concentrations in land and construction loans;
  Developed a plan to systematically diversify the deposit base and reduce reliance on brokered deposits;
  Ensured that the senior management team has the talent and expertise needed to implement this strategic realignment and determined a means to retain and recruit seasoned professionals, as necessary; and
  Developed and implemented a plan to return the bank to profitable operations.

Regional Economy

A weak housing market and decreased consumer spending raised California’s jobless rate to its highest level in 14 years, with the construction sector accounting for the highest number of job cuts in 2008. December unemployment for San Diego increased to 7.4% from a revised November rate of 6.9%, according to a January 23 report from the state’s Employment Development Department. However, according to Dean Calbreath of the San Diego Union-Tribune, “Despite the spike in unemployment in December, San Diego continues to perform better than many other regions of California.”

“Although the consensus for San Diego County's long-term economy is that it will outperform the state, we are prepared for a difficult 2009,” said Basirico. “While we hope the housing sector will stabilize soon, both the November and December sales report shows inventories are starting to move, it is too early to predict the direction the market will take this year.” According to DataQuick, there were 37,836 homes sold in California in December 2008, up 18% from November and 48% from December 2007. November 2008 home sales were up 118% over November 2007.

Asset Quality

Including government guarantees of $7.1 million, nonperforming assets were $120.6 million or 7.75% of total assets at December 31, 2008. After deducting the SBA guarantees, nonperforming assets were $113.5 million or 7.30% of total loans at year end. Loans 90+ days past due and still accruing consist of only one loan totaling $1.5 million for a condominium project in San Diego County that is now current.

At December 31, 2008, net other real estate owned (OREO) consisted of 30 properties totaling $32.0 million. The five properties in San Bernardino County totaling $6.9 million include a restaurant, a home, an eight acre commercial lot, a development project for 14 condos and 28 lots, and seven residential lots. The four properties in San Diego County totaling $6.4 million included four homes, a lot and an 11 unit condo project which is complete and on the market. The four properties in Riverside County totaled $2.9 million, consisted of two duplexes, a home and a land development project. There were ten properties in other California counties totaling $13.6 million, and seven properties outside of California totaling $2.2 million, all net of SBA guarantees. By type of properties, there are 12 SBA properties totaling $5.4 million and 15 construction related properties totaling $22.1 million with the remainder in other real estate loans.

Net Non-Accrual Loans by Type	Dec. 31, 2008		Sept. 30, 2008
(dollars in 000s)	Amount	%	Amount	%

Construction – SFR	$1,291	2%	$1,244	2%
Construction – SFR – spec	13,598	17%	10,181	17%
Construction – multi-family	1,606	2%	-	0%
Construction – commercial	3,797	5%	-	0%
Construction – land dev	4,619	6%	4,604	8%
Construction – tract	9,341	12%	14,991	26%
Construction – SBA	4,309	5%	6,728	11%
Total Construction	$38,561	48%	$37,748	64%

Commercial real estate	$16,114	20%	$10,597	18%
SBA	24,625	31%	10,451	18%
Commercial	667	1%	52	0%
Consumer	-	0%	-	0%
Total	$79,967	100%	$58,848	100%

Net Non-Accrual Loans by Market	Dec. 31, 2008		Sept. 30, 2008
(dollars in 000s)	Amount	%	Amount	%

San Diego County	$20,248	25%	$8,886	15%
Riverside County	11,516	14%	13,877	24%
San Bernardino County	4,750	6%	6,475	11%
Other California counties	27,805	35%	20,804	35%
Outside California	15,648	20%	8,806	15%
Total	$79,967	100%	$58,848	100%

Temecula Valley Bancorp’s provision for loan losses for the fourth quarter of 2008 was $23.7 million compared with $7.6 million in the third quarter of 2008 and $3.1 million in the fourth quarter a year ago. For the full year, the provision for loan losses totaled $38.8 million compared to $4.6 million in 2007. The allowance for loan loss increased to 1.75% of total loans, up from 1.48% of total loans in the immediate prior quarter and from 1.29% a year ago.

Net charge-offs were $19.3 million, or an annualized 5.49% of average loans for the fourth quarter of 2008, and $30.3 million, or 2.29%, for the full year.

Balance Sheet

Total assets increased 18% year-over-year to $1.56 billion at December 31, 2008, compared to $1.32 billion at December 31, 2007. Over the past year, total loans increased 13% to $1.40 billion at December 31, 2008 from $1.24 billion a year ago. Real estate construction and development loans fell 3% in the quarter and 5% for the year, now accounting for 40% of the portfolio, down from 48% a year ago. SBA loans grew 46% year-over-year and now account for 30% of the portfolio, and commercial loans increased 40%, now accounting for 7% of the portfolio. Year-over-year loan growth was funded by Federal Home Loan Bank and FRB Discount Window advances, a 12% growth in deposits, and a higher level of junior subordinated debt.

“Although our strategy to deleverage the balance sheet, which we began implementing at the end of the year, is not reflected in year end balances, in 2009 we expect to shrink both the loan portfolio and the reliance on brokered deposits in a systematic and orderly process,” said Marty Plourd, President and COO.

The loan portfolio is primarily secured by real estate, which is diversified both geographically and by loan type. Over 25% of the Bank’s loans are located outside of California, underwritten through various SBA programs, and 12% of the portfolio is located in the Bay Area.

Deposits at December 31, 2008, increased 12% to $1.30 billion compared to $1.16 billion a year ago. Core deposits (excluding CD’s of $100,000 or more and including brokered deposits) increased 29% to $982 million and account for 76% of total deposits. Time deposits under $100,000 increased 67% to $755.3 million from $399.6 million due to increased brokered deposits.

“We continue to build core deposits and meet the savings needs of our customers. We have increased communications and customer education initiatives focusing on the FDIC Deposit Insurance coverage of 100% for noninterest checking accounts, NOW accounts earning up to 0.50%, and up to $250,000 coverage per depositor for all interest bearing accounts. In addition, the brokered CD portfolio of insured deposits has been built with a laddered maturity scale to fund the year-end loan growth,” said Plourd.

Declining interest rates plus an improved mix of certificates of deposits contributed to the 111 basis point improvement in the cost of interest bearing deposits during the past year, with the average cost of interest bearing deposits at 3.50% for the fourth quarter compared to 4.61% for the fourth quarter of 2007. For the full year, the cost of deposits fell 98 basis points to 3.74% from 4.72% in 2007.

At December 31, 2008, the Tier 1 leverage ratio was 7.69%, the Tier 1 risk-based capital ratio at 7.77%, and the total risk-based capital ratio at 10.69%, all considered “well capitalized.” Shareholder equity was $89.6 million, or $8.93 per share, at the end of 2008, compared to $108.0 million, or $10.64 per share at the end of 2007. At year end 2007 and 2008, there was no goodwill on the books or any other significant intangible asset. Liquidity also remains solid with a variety of funding sources and borrowing capacity.

Income Statement

Total revenue, consisting of net interest income and noninterest income, was $11.0 million for the fourth quarter of 2008 compared with $13.8 million in the immediate prior quarter and $20.6 million for the fourth quarter of 2007. Net interest income was $10.5 million, down 34% from $15.8 million in the fourth quarter a year ago. The decline in net interest income includes $854,000 in reversal of interest for nonaccrual loans in the fourth quarter.

In 2008 revenue totaled $55.8 million compared to $82.0 million in 2007, reflecting lower net interest income, lower gain on sale of loans, losses on sale of OREO and lower loan related income.

Net interest margin was 2.90% in the fourth quarter, of which a 24 basis points drop resulted from the reversal of interest previously accrued. The net interest margin for 2008 was 3.49% with 23 basis points of the decline resulting from accrued interest being reversed.

Noninterest income was $474,000 for the fourth quarter compared to $2.2 million in the third quarter of 2008 and $4.8 million in the fourth quarter a year ago, primarily due to lower loan sales and losses and additional valuation adjustments to OREO. For the fourth quarter of 2008, the SBA net servicing income was $927,000, compared to a loss of $161,000 in the third quarter of 2008 and income of $513,000 in the fourth quarter a year ago. For the year, SBA servicing income was positive at $1.3 million, compared to a loss of $4.3 million in 2007. Servicing income is very volatile based on repayment schedules and other market forces. Gains on the sale of assets were negative at $1.8 million in the quarter and positive at $571,000 in the full year, due to disposition of and further valuation for OREO and lower premiums on sales of SBA loans. In 2007, fourth quarter gains on sale of loans were $1.7 million and $10.1 million for the full year.

Reflecting the reduction in staff and the $4.3 million reversal of accrued compensation and benefits for the former CEO, salary and benefits expenses were down 72% in the fourth quarter and 28% for the year compared to the same periods in 2007. Noninterest expense for the fourth quarter was reduced 39% to $7.4 million, compared to $12.3 million in the fourth quarter of 2007. In 2008, noninterest expense fell 15% to $44.2 million from $51.9 million in 2007. The Company expects total compensation costs of between $5.0 and $5.5 million per quarter for the coming year.

The expense ratio, which is the annualized noninterest expense divided by average assets, improved to 1.91% in the fourth quarter, compared to 3.69% in the same quarter a year ago. The efficiency ratio increased to 67.84% for the fourth quarter and 79.28% for the full year in 2008, reflecting lower revenues.

About Temecula Valley Bank

Temecula Valley Bank was established in 1996 and operates eleven full service banking offices in California, in the communities of Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. Regional commercial and SBA loan offices are located throughout the state of California. The Bank is an SBA Preferred Lender. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula’s website at www.temvalbank.com.

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Sources: http://www.signonsandiego.com/uniontrib/20080731/; http://www.sandiegometro.com/index.php; http://www.edd.ca.gov/; http://www.dqnews.com/

Note: Historical data and additional detail break out of the loan portfolio are available at the investor relations table on the company’s website at www.temvalbank.com.

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)	3 Mo Ended
(dollars in thousands, except share and per share data)	Dec-08	Sep-08	3 Mo Chg	Dec-07	4th Qtr Chg
INTEREST INCOME
Interest income and fees on loans	$21,260	$22,132	(4%)	$28,129	(24%)
Other Interest income	249	308	(19%)	165	51%
Total Interest income	21,509	22,440	(4%)	28,294	(24%)
INTEREST EXPENSE
Interest on deposits	9,635	9,572	1%	11,752	(18%)
Interest on junior subordinated debt and other borrowings	1,383	1,337	3%	729	90%
Total Interest expense	11,018	10,909	1%	12,481	(12%)
Net interest income	10,491	11,531	(9%)	15,813	(34%)
Provision for loan losses	23,720	7,550	214%	3,130	658%
Net interest income after provision for loan losses	(13,229)	3,981	(432%)	12,683	(204%)
NON INTEREST INCOME
Service charges and fees	150	166	(10%)	150	0%
Gain on sale of loans, fixed assets and OREO	(1,799)	935	(292%)	1,730	(204%)
SBA Net Servicing income	927	(161)	(676%)	513	81%
Loan related income	470	521	(10%)	1,886	(75%)
Other income	726	769	(6%)	534	36%
Total Non Interest income	474	2,230	(79%)	4,813	(90%)
NON INTEREST EXPENSE
Salaries and employee benefits	2,127	6,232	(66%)	7,483	(72%)
Occupancy and equipment	1,331	1,444	(8%)	1,280	4%
Marketing and business promotion	115	188	(39%)	283	(59%)
Office expense	551	654	(16%)	629	(12%)
Loan related expense	325	737	(56%)	1,051	(69%)
OREO/Loan collection expense	1,656	1,544	7%	206	704%
Other expense	1,334	1,178	13%	1,352	(1%)
Total Non Interest expense	7,439	11,977	(38%)	12,284	(39%)
Earnings (Loss) before income taxes	(20,194)	(5,766)	250%	5,212	(487%)
Income tax expense (benefit)	(8,340)	(2,158)	286%	2,099	(497%)
Net earnings (loss)	$(11,854)	$(3,608)	229%	$3,113	(481%)

Actual common shares outstanding at end of period	10,040,267	10,038,267		10,147,910
Average common shares outstanding	10,039,832	10,038,267		10,141,606
Average common shares & equivalents outstanding	10,039,832	10,038,267		10,339,950
Basic earnings (loss) per share	(1.18)	(0.36)		0.31
Diluted earnings (loss) per share	(1.18)	(0.36)		0.30
OTHER SELECTED FINANCIAL DATA
Return on average assets	(3.04%)	(0.97)%		0.93%
Return on average equity	(49.38%)	(13.88)%		11.60%
Investment Yield	2.63%	2.77%		5.02%
Loan Yield	6.04%	6.58%		9.04%
Cost of Interest-bearing Deposits	3.50%	3.44%		4.61%
Cost of Borrowings	2.60%	4.38%		7.08%
Loan to deposit ratio, end of period	107.92%	112.76%		106.60%
Net interest margin	2.90%	3.32%		5.03%
Efficiency ratio	67.84%	87.04%		59.56%
NET LOAN CHARGEOFFS
Chargeoffs	19,378	6,797		510
Recoveries	(107)	(89)		(102)
Net Chargeoffs (Recoveries)	19,271	6,708		408

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)	12 Mo Ended
(dollars in thousands, except share and per share data)	Dec-08	Dec-07	12 Mo Chg
INTEREST INCOME
Interest income and fees on loans	$91,693	$114,190	(20%)
Other Interest income	1,034	1,425	(27%)
Total Interest income	92,727	115,615	(20%)
INTEREST EXPENSE
Interest on deposits	40,233	46,992	(14%)
Interest on junior subordinated debt and other borrowings	4,959	2,991	66%
Total Interest expense	45,192	49,983	(10%)
Net interest income	47,535	65,632	(28%)
Provision for loan losses	38,770	4,600	743%
Net interest income after provision for loan losses	8,765	61,032	(86%)
NON INTEREST INCOME
Service charges and fees	615	604	2%
Gain on sale of loans, fixed assets and OREO	571	10,099	(94%)
SBA Net Servicing income	1,289	(4,305)	(130%)
Loan related income	2,968	7,824	(62%)
Other income	2,804	2,166	29%
Total Non Interest income	8,247	16,388	(50%)
NON INTEREST EXPENSE
Salaries and employee benefits	24,185	33,557	(28%)
Occupancy and equipment	5,424	5,148	5%
Marketing and business promotion	720	1,176	(39%)
Office expense	2,379	2,640	(10%)
Loan related expense	2,130	3,141	(32%)
OREO/Loan collection expense	4,365	366	1093%
Other expense	5,021	5,877	(15%)
Total Non Interest expense	44,224	51,905	(15%)
Earnings (Loss) before income taxes	(27,212)	25,515	(207%)
Income tax expense (benefit)	(11,197)	10,377	(208%)
Net earnings (loss)	$(16,015)	$15,138	(206%)

Actual common shares outstanding at end of period	10,040,267	10,147,910
Average common shares outstanding	10,054,162	10,411,258
Average common shares & equivalents outstanding	10,054,162	10,766,911
Basic earnings (loss) per share	(1.60)	1.45
Diluted earnings (loss) per share	(1.60)	1.41
OTHER SELECTED FINANCIAL DATA
Return on average assets	(1.10%)	1.16%
Return on average equity	(16.32%)	14.18%
Investment Yield	2.98%	5.18%
Loan Yield	6.91%	9.54%
Cost of Interest-bearing Deposits	3.74%	4.72%
Cost of Borrowings	4.04%	7.56%
Loan to deposit ratio, end of period	107.92%	106.60%
Net interest margin	3.49%	5.36%
Efficiency ratio	79.28%	63.28%
NET LOAN CHARGEOFFS
Chargeoffs	30,661	1,336
Recoveries	(387)	(236)
Net Chargeoffs (Recoveries)	30,274	1,100

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
(dollars in thousands, except share and per share data)
			Three
	December 31,	September 30,	Month	December 31,	Yr Over Yr
	2008	2008	Change	2007	Change
ASSETS
Cash and due from banks	$22,817	$12,578	81%	$13,210	73%
Interest-bearing deposits in financial institutions	1,000	1,000	0%	1,000	0%
Federal funds sold	0	0	0%	4,220	(100%)
Investment securities available-for-sale	20,283	39,125	(48%)	0	100%
Investment securities held-to-maturity	3,168	2,875	10%	2,981	6%
Loans
Commercial	96,264	81,977	17%	68,661	40%
Real Estate-Construction	558,806	575,147	(3%)	586,906	(5%)
Real Estate-Other	317,935	313,743	1%	292,153	9%
SBA	418,235	384,473	9%	286,367	46%
Consumer and other	6,399	4,718	36%	3,630	76%
Total Gross Loans	1,397,639	1,360,058	3%	1,237,717	13%
Less allowance for loan losses	(24,518)	(20,069)	22%	(16,022)	53%
Total Loans, net	1,373,121	1,339,989	2%	1,221,695	12%

Federal Reserve & Home Loan Bank stock, at cost	5,592	4,842	15%	2,905	92%
Bank premises and equipment, net	5,510	5,311	4%	5,271	5%
Other real estate owned, net	36,242	26,870	35%	0	100%
Cash surrender value life insurance	30,999	30,715	1%	28,034	11%
SBA-loan servicing asset	4,966	4,927	1%	5,350	(7%)
SBA-loan I/O strip receivable	6,983	7,008	(0%)	6,599	6%
Accrued interest	6,045	5,901	2%	6,827	(11%)
Other Assets	39,250	32,831	20%	20,433	92%
Total Assets	$1,555,976	$1,513,972	3%	$1,318,525	18%
LIABILITIES AND STOCKHOLDER EQUITY
Deposits
Non-interest Bearing Deposits	128,049	139,577	(8%)	133,867	(4%)
Money Market & NOW	76,760	106,860	(28%)	146,270	(48%)
Savings	21,970	27,157	(19%)	28,059	(22%)
Time Deposits	1,068,265	932,568	15%	852,875	25%
Total deposits	1,295,044	1,206,162	7%	1,161,071	12%
Junior subordinated debt securities	56,924	56,924	0%	34,023	67%
Federal Reserve Bank, Discount Window Advance	13,400	131,800	(90%)	0	100%
Federal Home Loan Bank Advance	88,500	0	100%	0	100%
Accrued interest	3,477	2,787	25%	2,329	49%
Other liabilities	8,992	14,844	(39%)	13,143	(32%)
Total liabilities	1,466,337	1,412,517	4%	1,210,566	21%
Stockholder's equity	89,639	101,455	(12%)	107,959	(17%)
Total liabilities and Stockholder's equity	$1,555,976	$1,513,972	3%	$1,318,525	18%

CONSOLIDATED FINANCIAL HIGHLIGHTS		Quarterly
(UNAUDITED)		2008		2007
(dollars in thousands, except share and per share data)		4th Qtr	3rd Qtr	4th Qtr
PERFORMANCE RATIOS
Return on average assets		(3.04%)	(0.97%)	0.93%
Return on average common equity		(49.38%)	(13.88%)	11.60%
Net interest margin (fully tax-equivalent)		2.90%	3.32%	5.03%
Investment Yield		2.63%	2.77%	5.02%
Loan Yield		6.04%	6.58%	9.04%
Cost of Interest-bearing Deposits		3.50%	3.44%	4.61%
Cost of Borrowings		2.60%	4.38%	7.08%
Noninterest income/Operating revenue		4.32%	16.21%	23.33%
Efficiency ratio		67.84%	87.04%	59.56%
Full-time equivalent employees		277	297	316
CAPITAL
Loans/Deposits		107.92%	112.76%	106.60%
Securities/Assets		1.51%	2.77%	0.23%
Equity to assets		5.76%	6.70%	8.19%
Regulatory leverage ratio		7.69%	9.09%	10.63%
Tier 1 risk-based capital ratio		7.77%	8.81%	9.65%
Total risk-based capital ratio		10.69%	11.46%	10.80%
Book value per share		$8.93	$10.11	$10.64
Common dividends per share	$	N/A	$0.04	$0.04
ASSET QUALITY
Gross loan charge-offs		$19,378	$6,797	$510
Net loan charge-offs (recoveries)		$19,271	$6,708	$408
Net loan charge-offs annualized to quarterly average loans		5.49%	2.00%	0.13%
Allowance for loan losses		$24,518	$20,069	$16,022
Allowance for losses to total loans		1.75%	1.48%	1.29%
Allowance for losses to total loans (less held for sale)		2.20%	1.76%	1.56%
Nonaccrual loans - gross		$82,844	$66,176	$30,936
90+ Days Delinquencies still accruing - gross		1,531	3,076	0
Other real estate owned - gross		$36,242	$26,870	$0
Nonperforming assets (including OREO)		120,617	96,122	30,936
Nonperforming assets to total assets		7.75%	6.35%	2.35%
Nonperforming Assets, Net of Guarantees (NOG)		113,519	84,764	20,558
Nonperforming assets NOG to Total Assets		7.30%	5.60%	1.56%
END OF PERIOD BALANCES
Loans (before allowance)		$1,397,639	$1,360,058	$1,237,717
Total earning assets (before allowance)		$1,422,090	$1,403,058	$1,245,917
Total assets		$1,555,976	$1,513,972	$1,318,525
Deposits
Non Interest-Bearing Demand		$128,049	$139,577	$133,867
Money Market and NOW		$76,760	$106,860	$146,270
Savings		$21,970	$27,157	$28,059
Timed Deposits Under $100,000		$755,341	$610,044	$453,272
Timed Deposits $100,000 and Over		$312,924	$322,524	$399,603
Deposits		$1,295,044	$1,206,162	$1,161,071
Shareholders' equity		$89,639	$101,455	$107,959
Period end common shares outstanding		10,040,267	10,038,267	10,147,910
QUARTERLY AVERAGE BALANCES
Loans (before allowance)		$1,395,643	$1,334,421	$1,234,795
Total earning assets (before allowance)		$1,433,151	$1,378,505	$1,247,838
Total assets		$1,549,195	$1,481,855	$1,321,112
Deposits		$1,223,272	$1,240,259	$1,155,301
Shareholders' equity		$95,503	$103,417	$106,432

Note: Transmitted on Business Wire on February 3, 2009.

CONTACT:
Temecula Valley Bancorp Inc.
Frank Basirico, CEO, 951-694-9940